As filed with the Securities and Exchange Commission on April 25, 2025

Registration No. 333-259665

Registration No. 333-264024

Registration No. 333-270653

Registration No. 333-277999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259665

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264024

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270653

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277999

UNDER

THE SECURITIES ACT OF 1933

MARKFORGED HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	92-3037714
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

60 Tower Road Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Markforged Holding Corporation 2021 Stock Option and Incentive Plan

Markforged Holding Corporation 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

Shai Terem

Chief Executive Officer

Markforged Holding Corporation

60 Tower Road

Waltham, MA 02451

(Name and address of agent for service)

(866) 496-1805

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Assaf Zipori Chief Financial Officer, Treasurer and Secretary Markforged Holding Corporation 60 Tower Road Waltham, MA 02451 (866) 496-1805

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Markforged Holding Corporation, a Delaware corporation (the “Registrant”), hereby amend the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by the Registrant with the Securities and Exchange Commission (the “SEC”) to deregister any and all securities registered pursuant to the Registration Statements and remaining unissued:

Registration Statement No. 333-259665, registering 43,900,000 shares of the Registrant’s common stock (“Common Stock”), par value $0.0001 per share, issuable under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan (the “2021 Plan”) and 4,700,000 shares of Common Stock issuable under the Markforged Holding Corporation 2021 Employee Stock Purchase Plan (the “2021 ESPP”), filed with the SEC on September 20, 2021, as amended by a Post-Effective Amendment No. 1 filed with the SEC on May 27, 2022;

Registration Statement No. 333-264024, registering 9,299,653 shares of Common Stock issuable under the 2021 Plan and 1,859,930 shares of Common Stock issuable under the 2021 ESPP, filed with the SEC on March 31, 2022;

Registration Statement No. 333-270653, registering 9,728,047 shares of Common Stock issuable under the 2021 Plan and 1,945,609 shares of Common Stock issuable under the 2021 ESPP, filed with the SEC on March 17, 2023; and

Registration Statement No. 333-277999, registering 9,929,063 shares of Common Stock issuable under the 2021 Plan and 1,985,813 shares of Common Stock issuable under the 2021 ESPP, filed with the SEC on March 15, 2024.

On April 25, 2025, pursuant to, and subject to the conditions contained in, that certain Agreement and Plan of Merger, dated as of September 25, 2024 (the “Merger Agreement”), by and among the Registrant, Nano Dimension Ltd., an Israeli company (“Parent”), and Nano US II, Inc., a Delaware corporation (“Merger Sub”), which Merger Sub is a direct, wholly owned subsidiary of Nano Dimension USA Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof, and no additional securities of the Registrant will be issued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on April 25, 2025.

MARKFORGED HOLDING CORPORATION

/s/ Shai Terem
Name: Shai Terem
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.